Filed Pursuant to Rule 433
Registration Statement No. 333-139693
August 30, 2007

The depositor has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”). The depositor has filed or will file with the SEC a prospectus supplement and any issuer free-writing prospectus with respect to this offering (together with the registration statement and prospectus, the “Offering Documentation”). Before you invest, you should read the prospectus in that registration statement and other documents relating to this offering that the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get the Offering Documentation (when completed) for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the Offering Documentation from Lehman Brothers Inc., 745 Seventh Ave., New York, NY, 10019, Attn: Asset Backed Fixed Income Syndicate or by calling 1-800-666-2388, extension 59519.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes information contained in any prior similar free writing prospectus relating to these securities.

Final Terms of the Offered Certificates

The certificates consist of the classes of certificates listed in the tables below, together with the Class 1B4, Class 1B5, Class 1B6, Class 2B4, Class 2B5, Class 2B6, Class P1, Class P2, Class P3, Class P4 and Class LT-R Certificates. Only the classes of certificates listed in the tables below are offered by the prospectus supplement.

Class	Collateral Group	Initial Class Principal or Notional Amount(1)	Initial Interest Rate(2)	Summary Interest Rate Formula	Type	Initial Certificate Ratings(9)
						S&P	Fitch
1-A1	1	$116,101,000	6.00000%	6.0000%	Super Senior, Pass-Through	AAA	AAA
1-A2(3)	1	$5,095,000	6.00000%	6.0000%	Senior Support, Pass-Through	AAA	AAA
2-A1	2A	$147,246,000	6.50000%	6.5000%	Super Senior, Pass-Through	AAA	AAA
2-A2	2B	$38,500,000	6.50000%	6.5000%	Super Senior, Pass-Through	AAA	AAA
2-A3	2B	$42,252,000	6.50000%	6.5000%	Super Senior, Pass-Through	AAA	AAA
2-A4(3)	2A	$6,403,000	6.50000%	6.5000%	Senior Support, Pass-Through	AAA	AAA
2-A5(3)	2B	$1,675,000	6.50000%	6.5000%	Senior Support, Pass-Through	AAA	AAA
2-A6(3)	2B	$3,841,000	6.50000%	6.5000%	Senior Support, Pass-Through	AAA	AAA
2-A7	2A, 2B	$11,919,000	6.50000%	6.5000%	Senior Support, Pass-Through, Exchangeable	AAA	AAA
2-A8	1, 2A, 2B	$17,014,000	6.35027%	Weighted Average Rate(5)	Senior Support, Pass-Through, Exchangeable	AAA	AAA
3-A1	3	$135,152,000	7.25000%	7.2500%	Super Senior, Pass-Through	AAA	AAA
3-A2(3)	3	$14,837,000	7.25000%	7.2500%	Senior Support, Pass-Through	AAA	AAA
3-A3	3, 4	$37,369,000	6.79778%	Weighted Average Rate	Senior Support, Pass-Through, Exchangeable	AAA	AAA
4-A1	4	$75,916,000	6.50000%	6.5000%	Super Senior, Pass-Through	AAA	AAA
4-A2(3)	4	$22,532,000	6.50000%	6.5000%	Senior Support, Pass-Through	AAA	AAA
AP1	PO1	$1,046,815	0.00000%	0.0000%	Senior, Ratio-Strip, Principal-Only	AAA	AAA
AP2	PO3	$2,769,708	0.00000%	0.0000%	Senior, Ratio-Strip, Principal-Only	AAA	AAA
AX1	2A, 2B	$9,099,953(4)	6.00000%	6.0000%	Senior, Ratio-Strip, Interest-Only	AAA	AAA
AX2	3	$15,675,309(4)	6.00000%	6.0000%	Senior, Ratio-Strip, Interest-Only	AAA	AAA
1B1	1, 2A, 2B	$8,299,000	6.33124%	Weighted Average Rate	Subordinate	AA	N/A
1B2	1, 2A, 2B	$2,452,000	6.33124%	Weighted Average Rate	Subordinate	A	N/A
1B3	1, 2A, 2B	$1,320,000	6.33124%	Weighted Average Rate	Subordinate	BBB	N/A
2B1	3, 4	$12,423,000	6.94781%	Weighted Average Rate)	Subordinate	AA	N/A
2B2	3, 4	$3,313,000	6.94781%	Weighted Average Rate)	Subordinate	A	N/A
2B3	3, 4	$1,518,000	6.94781%	Weighted Average Rate	Subordinate	BBB	N/A
R	4	$100	6.50000%	6.5000%	Senior, Residual	AAA	AAA
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(1)	These balances are approximate, as described in the prospectus supplement.
(2)	Reflects the initial interest rate as of the first distribution date.
(3)
These classes of certificates are Exchange Certificates. Certain combinations of Exchange Certificates can be exchanged for corresponding Exchangeable Certificates, as described in the prospectus supplement.

(4)
Initial notional amount. These classes of certificates are interest-only certificates; they will not be entitled to payments of principal and will accrue interest on their notional amounts as described in the prospectus supplement.

(5)	The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 1, 2A and 2B.
(6)	The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 3 and 4.
(7)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 1, 2A and 2B, weighted on the basis of the group subordinate amounts thereof.

(8)
The weighted average rate applicable to this formula will be based on the weighted average of the designated rates applicable to Collateral Groups 3 and 4, weighted on the basis of the group subordinate amounts thereof.

(9)	The designation “N/A” means that the specified rating agency will not rate the certificates of that class.

The offered certificates will also have the following characteristics:

Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations	CUSIP Number
1-A1	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AA4
1-A2	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AB2
2-A1	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AC0
2-A2	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AD8
2-A3	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AE6
2-A4	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AF3
2-A5	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AG1
2-A6	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AH9
2-A7	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AJ5
2-A8	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AK2
3-A1	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 50,000	$1	52521Y AL0
3-A2	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AM8
3-A3	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AN6
4-A1	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AP1
4-A2	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AQ9
AP1	CM	Not Applicable	Not Applicable	8/25/2037	7/25/2037	$ 100,000	$1	52521Y AR7
AP2	CM	Not Applicable	Not Applicable	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AS5
AX1	CM	24 Day	30/360	9/25/2037	8/25/2037	$1,000,000	$1	52521Y AT3
AX2	CM	24 Day	30/360	9/25/2037	8/25/2037	$1,000,000	$1	52521Y AU0
1B1	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AV8
1B2	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AW6
1B3	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AX4
2B1	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y AY2
2B2	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y BA3
2B3	CM	24 Day	30/360	9/25/2037	8/25/2037	$ 100,000	$1	52521Y BB1
R	CM	24 Day	30/360	9/25/2037	9/25/2007	100%(5)	Not Applicable	52521Y BC9
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(1)	CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.
(2)	24 Day = For any distribution date, the interest accrual period will be the calendar month preceding that distribution date.
(3)	Calculated as described in the prospectus supplement.
(4)
The expected final distribution date, based upon (i) 300% of the PSA prepayment assumption with respect to Collateral Groups PO1, 1, 2A and 2B, or 100% of the PPC prepayment assumption with respect to Collateral Groups PO3, 3 and 4, and (ii) the modeling assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Weighted Average Life—Weighted Average Life.” The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(5)	The Class R Certificates will be issued in definitive, fully registered form, representing the entire percentage interest of that class.